Exhibit 99.13

ECONOMIC DEVELOPMENT AGREEMENT

BY AND AMONG

SUNSET AT BROKEN ARROW, LLC

and

BROKEN ARROW ECONOMIC DEVELOPMENT AUTHORITY

and

CITY OF BROKEN ARROW, OKLAHOMA

Dated as of October 3, 2023

ECONOMIC DEVELOPMENT AGREEMENT

This ECONOMIC DEVELOPMENT AGREEMENT (the “Agreement”) dated as of October 3, 2023, by and among SUNSET AT BROKEN ARROW, LLC, a Colorado limited liability company (the “Developer”), BROKEN ARROW ECONOMIC DEVELOPMENT AUTHORITY (the “Authority”) an Oklahoma public trust, and the CITY OF BROKEN ARROW, OKLAHOMA, a municipal corporation (hereinafter called the “City”), as beneficiary of the Authority.

WITNESSETH:

WHEREAS, the Authority has been created by a Trust Indenture dated November 19, 1973, as supplemented and amended by an Amendment to Trust Indenture dated March 11, 1982, as supplemented and amended by a Second Amendment to Trust Indenture dated August 4, 1983, and as further supplemented and amended by a Third Amendment to Trust Indenture dated March 18, 2014, for the use and benefit of the City under authority of and pursuant to the provisions of Title 60, Oklahoma Statutes 2021, Sections 176 to 180.4, inclusive, as amended and supplemented, the Oklahoma Trust Act and other applicable statutes of the State of Oklahoma; and

WHEREAS, among the Authority’s stated purposes are those of promoting and encouraging development of industry and commerce within and without the territorial limits of the City by instituting, furnishing, providing, and supplying property, improvements and services for the City and for the inhabitants, owners and occupants of the property. and governmental, industrial, commercial and mercantile entities, establishments, and enterprises within and without the City; promoting the general convenience, general welfare and public safety of the residents of the City; acquiring by purchase real property useful in instituting, furnishing, providing, or supplying any of the aforementioned property, improvements and services; complying with the terms and conditions of contracts made in connection with or for the acquiring of any of said properties: receiving funds, property and other things of value from, among others, the City; and participating in State and other programs which are to the advantage of the Authority and the City; and the Authority has determined that its undertakings and the performance of its obligations under this Agreement are authorizing and proper functions of the Authority’s Trust Indenture; and

WHEREAS, a declared goal of the Authority is to encourage and facilitate economic development within and near the City by attracting new retail and commercial businesses to the Broken Arrow area, and to promote the economic health and expansion of existing industry and commercial businesses within the City; and

WHEREAS, the Oklahoma Supreme Court has held that economic development is a legitimate public purpose for which public funds may be expended and that economic development in the City will allow the City to expand the type and scope of its services, including enhanced public improvements, police protection, fire protection and recreational facilities; and

WHEREAS, the City has initiated a process pursuant to the Oklahoma Local Development Act, Title 62, Oklahoma Statutes, Section 850, et seq. as amended (the “Local Development Act”) to consider the creation of a tax increment financing district (referred to herein as the “Increment District”) and the adoption and approval of the Sunset Amphitheater Economic Development Project Plan (referred to herein as the “Project Plan”); and

WHEREAS, the Project Plan envisions the generation of substantial capital investment and creation of significant new entertainment and retail opportunities within a reinvestment area by establishment of the Project (as defined herein) within the Increment District; and

WHEREAS, the City has heretofore created an approximately 124 acre events park immediately north and east of the intersection of the Creek Turnpike and East 101st Street South (referred to herein as the “Events Park”); and

WHEREAS, the Authority has under consideration the acquisition of an additional 41 acres adjacent to and immediately north of the Events Park (the “Project Site”); and

WHEREAS, the Developer is interested in developing approximately 13 acres within the Project Site for construction of a 12,500 seat outdoor entertainment venue (the “Project” or the “Sunset Amphitheater”); and

WHEREAS, the Authority recognizes that the full development of the Project will have both direct and indirect economic benefits for the City and through such development reasonably expects (i) to realize increased sales tax revenues from Project-based sales in the City, purchases by Project facilities owners and their employees from local vendors; (ii) to realize increases in ad valorem revenues to be derived therefrom by the City, Wagoner County, Oklahoma (“Wagoner County”), Independent School District No. 3 of Tulsa County, Oklahoma and other local and area governmental entities from time to time benefiting therefrom; (iii) that the Project will generally enhance property values, both residential and commercial, within the City; and (iv) that the Project’s operation will otherwise contribute significantly to the economic well-being of the citizens of, and residents within and near, the City, and those in Wagoner County and the State of Oklahoma (the “State”) generally; and

WHEREAS, the Authority reasonably expects that the establishment of the Project will increase overall sales tax and property tax revenues of the City; and

WHEREAS, the Authority also recognizes that the Project and its operations will have additional direct and indirect economic benefits within and near the City, in Wagoner County and in the State of Oklahoma through, including without limitation, diversifying the local economy, providing economic stimulus for additional employment and other development, and predicating and/or providing training and employment opportunities in sales and management skills; and

WHEREAS, the Project contemplates an approximately $71.5 million capital investment, supporting approximately 741 jobs during the construction period, and upon completion, providing approximately 86 direct full time positions with an annual payroll of approximately $3.49 million, and supporting an additional 154 indirect jobs with an annual payroll of approximately $4.01 million; and

WHEREAS, the projected capital investment is expected to generate approximately $933,800 in new annual ad valorem taxes, benefiting taxing entities including Wagoner County, the Wagoner County Health Department, Independent School District No. 3 of Tulsa County (Broken Arrow Public Schools), Tulsa Technology Center Vo-Tech District No. 18, and the City; and

WHEREAS, the Project further contemplates the generation of approximately $85.5 million in annual taxable sales, supporting approximately 741 jobs during the construction period, and upon completion, providing approximately 86 direct full time positions with an annual payroll of approximately $3.49 million, and supporting an additional 154 indirect jobs with an annual payroll of approximately $4.01 million; and

WHEREAS, implementation of this Agreement, which is reasonably expected to facilitate the realization of the aforesaid economic benefits to the City and general area, would otherwise be difficult or impractical without certain development incentives, and apportionments and appropriations for such purposes of certain City economic incentives, other foams of public assistance, and the involvement the City; and

WHEREAS, the City and the Authority desire to assist, encourage and support the Project by completing certain necessary public infrastructure improvements to support the implementation of the Project (or in the alternative thereto, providing assistance in development financing to the Developer as authorized under the Local Development Act), in order to facilitate the Project and to encourage higher quality development so as to provide opportunities for full time employment for the residents in and around the geographical area of the City and the consequent benefits to the local economy that will derive therefrom; and

WHEREAS, implementation of the Project and the Project Plan will expand employment in the area, attract major investment, enhance the tax base, and make possible investment, development and economic growth which would otherwise be difficult or impossible without the apportionment of sales and use taxes, hotel taxes, and other forms of public assistance to the Project; and

WHEREAS, the Authority and the City deem the execution of this Agreement providing for the implementation of the Project to be vital and in the best interests of the City, and the health, safety, and welfare of the State of Oklahoma and its residents in accordance with the public purposes of the Project and the Project Plan.

NOW, THEREFORE, in consideration of the promises and mutual obligations herein set forth and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereby covenant and agree with each other as follows:

ARTICLE I. DEFINITIONS

In each and every place in and throughout this Agreement, whenever the following terms are used, unless the context shall clearly indicate another or different meaning or intent, they shall have the following meanings:

“Agreement” shall mean this Economic Development Agreement dated as of October 3, 2023, entered into by and among the Developer, the City, and the Authority.

“Apportionment Fund” shall mean such fund as created by the TIF Ordinance of the City, for the purpose of administering the Tax Increment revenues derived from the Increment District.

“Authority” shall mean the Broken Arrow Economic Development Authority, a public trust having the City as beneficiary thereof

“bonds” shall mean any tax apportionment bonds or notes issued by the Authority and secured by the Tax Increment, all pursuant to the Project Plan and the Indenture.

“City” shall mean the City of Broken Arrow, Oklahoma.

“Construction Plans” shall mean such architectural and engineering drawings, plans, specifications, and other documentation as may be reasonably necessary to describe the nature, scope, materials, quality, quantity, and other information requisite for the construction and fitting of improvements and/or structures included, or to be included, within the Project, which shall be subject to the Authority’s normal and customary review and approval as part of the City’s permitting process.

“Developer” shall mean Sunset at Broken Arrow, LLC, a Colorado limited liability company.

“Increment District” shall mean that certain tax increment financing district of the City, as may be established pursuant to the TIF Ordinance, generally comprising the Project Site and certain areas in the vicinity thereof

“Indenture” shall collectively mean any General Bond Indenture (or similarly named document), as may be supplemented and amended from time to time, all by and between the Authority and the Trustee, entered into for the purpose of issuing and securing debt obligations secured by the Tax Increment revenues.

“Local Development Act” shall mean the Oklahoma Local Development Act, Title 62, Oklahoma Statutes, Section 850, et seq. as amended.

“Project” or “Sunset Amphitheater” shall mean the construction of a 12,500 seat outdoor entertainment venue at Project Site within the Increment District, all as more specifically described in Article II herein.

“Project Architect” shall mean the any architect retained by Developer (or an assign or successor thereto) for the design of the Project.

“Project Plan” shall mean the Sunset Amphitheater Economic Development Project Plan as may be adopted and approved by the City pursuant to the TIF Ordinance and the Oklahoma Local Development Act.

“Project Site” shall mean the property described in Exhibit B to be acquired by the Authority and to subsequently be acquired (in part) by the Developer (or an assign or successor thereto), and located within the boundaries of the Increment District. See Exhibit A for a preliminary Project Site Development Plan.

“Project Site Improvements” shall mean the infrastructure and other site improvements to be constructed by the Authority on behalf of the Developer as contemplated in Section 3.1.

“Tax Increment” shall mean the incremental portion of sales and use tax revenue, hotel tax revenue, and other tax revenue sources generated within the Increment District.

“TIF Ordinance” shall mean the ordinance adopted by the City for the purpose of establishing the Increment District, as may be supplemented and amended from time to time, all pursuant to the Oklahoma Local Development Act.

ARTICLE II. CONDITIONS TO PERFORMANCE

2.1. MUTUAL CONDITIONS PRECEDENT. The obligations of the Authority, the City, and the Developer to proceed with their respective obligations are subject to the satisfaction or waiver of the following conditions precedent set forth in this Section 2.1. All such conditions shall be completed not later than January 31, 2024, or such later date as may be mutually agreed upon by the parties hereto. Failure by any party to timely complete its obligations under this Section 2.1 shall be a breach of this Agreement unless a mutually agreed extension of the timeline to complete such obligation is entered into prior to January 31, 2024. Any extension of the deadline to complete the conditions precedent set forth in items A, B, C, E and F below shall result in a corresponding extension in any deadline for the Developer to complete its obligations under this Agreement.

A. Authority or City shall execute a Purchase Sale Agreement for acquisition of the Project Site and proceed with due diligence to closing.

B. City shall approve its TIF Ordinance and create an Increment District with respect to the Project. The City has heretofore adopted its Amended Resolution No. 1548 dated October 3, 2023 (the “TIF Intent Resolution”), which signifies the City’s formal intent to consider the creation of a tax increment financing district pursuant to the Local Development Act, establishes a statutory review committee, directs the preparation of a project plan, and directs the conduct of public hearings and making of recommendations as required by the Local Development Act. It is understood and agreed by the parties hereto that the TIF Intent Resolution by itself does not legally obligate the City to adopt a TIF Ordinance or establish an Increment District.

C. The City, at the City’s sole cost and expense, shall undertake a rezoning and/or other planned land use to ensure necessary and appropriate zoning is in place on the Project Site to accommodate the Project Site Improvements contemplated in Article III below.

D. The City shall consider and review a planned unit development or similar planned land use document (the “PUD”), prepared by the Developer for the portion of the Project Site to where the Sunset Amphitheater is to be located, and will review and consider any necessary and appropriate zoning changes to accommodate the Sunset Amphitheater and the development of the Project Site. The Developer shall prepare (with the assistance of the Authority and the City) the PUD and shall file said document with the City for consideration. The Developer shall provide necessary detail relative to the Project, including but not limited to the proposed site plan and appropriate traffic, sound, lighting, environmental, and other applicable studies.

E. Authority or City shall execute a lease or other use agreement with Northeastern State University — Broken Arrow campus, for the use of 1,000 parking spaces in connection with events held at the Sunset Amphitheater. Such agreement shall provide for reasonable accommodations so as not to interfere with normal campus activities, and shall allow for the assignment of use of said parking to the Developer or its assigned operators, and shall include language necessary to ensure an appropriate amount of notice prior to termination by Northeastern State University — Broken Arrow to ensure that the 1,000 parking spaces shall be available for use in connection with the Project at all times required for operation of the Sunset Amphitheater without interruption.

F. The City shall obtain confirmation that the local water service provider (Rural Water, Sewer, Gas and Solid Waste Management District No. 4, Wagoner County, Oklahoma, and referred to herein as “Wagoner Co. RWD #4”) has the capability to provide for all domestic water use in operation of the Sunset Amphitheater including both daily and event-related water use and fire suppression. In the event that Wagoner Co. RWD #4 cannot or will not serve the Project, the City, a the City’s cost, will take all necessary steps including but not limited to construction of additional infrastructure to create sufficient water service to the Project.

ARTICLE III. NATURE OF THE AGREEMENT

3.1. SCOPE OF THE PROJECT. The City desires to encourage economic development in the City by facilitating the payment of the costs of essential infrastructure improvements and remedial costs necessary to make certain property viable for development, all in a manner that encourages commerce, increases entertainment and retail opportunities, and generates a corresponding growth in the local tax base. The Developer proposes to acquire and develop approximately 13 acres of property from the Authority within the Increment District immediately north of the Broken Arrow Events Park located at 21101 E 101st Street South, just east of the Creek Turnpike. The subject property is currently undeveloped land. The Developer’s initial commitment includes the construction of a 12,500 seat outdoor entertainment venue with a dedicated stage for a diverse array of performances and outdoor live music concerts. The Sunset Amphitheater is projected to be open by December 2025. The total capital investment in the Sunset Amphitheater is projected to be approximately $71.5 million, plus $17.81 million cost of Project Site Improvements (described below) to be funded through the Increment District.

The Authority shall cause to be installed the following infrastructure improvements supporting the Project Site detailed below (collectively, the “Project Site Improvements”) on a schedule to be mutually agreed upon with the Developer (the “Project Site Improvements Schedule”). The City and the Authority acknowledge and agree that certain of the Project Site Improvements must be installed before the Developer can begin construction of the Project. The design, construction start dates and completion dates of the Project Site Improvements shall be at the sole discretion of the Authority provided, however, that the Project Site Improvements are completed in accordance with the Project Site Improvements Schedule and that any delay in the completion of the Project Site Improvements shall also result in the Developer being allowed an additional number of days equal to such delay for the Developer to fully perform its obligations set forth in Article IV. The Project Site Improvements include the following (including preliminary estimated project budgets):

A. On-site surface parking improvements providing a minimum 2,360 spaces, at an estimated cost of $7,184,834;

B. Stormwater detention facilities at an estimated cost of $2,273,400;

C. Road improvements within the Events Park at an estimated cost of $2,485,187;

D. Subject to acquisition of the 41 acres, roadway extension to north end of Project Site at an estimated cost of $2,120,616;

E. Roadway extension providing connecting access to State Highway 51 at East Washington Street, including railroad crossing improvements, subject to the approval of Union Pacific Railroad, at an estimated cost of $3,500,000;

F. Construct third access point across creek to connect Project Site with Challenger Sports Complex at an estimated cost of $250,000.

Notwithstanding the foregoing list, the Project Site Improvements do not include the provision of internet, electric, public utilities or natural gas services to the Project Site. Any necessary costs of those specific utility services shall be borne by the Developer.

The Project Site Improvements are proposed for inclusion as authorized project costs pursuant to the Project Plan. The City and the Authority may utilize Tax Increment revenues derived from the Increment District to offset the costs of the Project Site Improvements provided, however, that the availability or non-availability of such funds shall not relieve the Authority of the obligation to timely construct the Project Site Improvements. The Project Plan may authorize additional costs and/or infrastructure improvements payable from the Tax Increment revenues. The Authority and/or the City has contracted or shall contract for or otherwise cause to be completed, and shall bear the cost, if any, of the Project Site Improvements. Notwithstanding the foregoing, additional project costs may be incurred by agreement of the parties as may be specifically authorized under the Project Plan. Nothing herein shall prohibit the Developer, the Authority, and/or the City from seeking, obtaining, and applying available state, federal, or other funding to the payment of certain Project Site Improvements in lieu of including said Project Site Improvements as project costs under the Project Plan.

The Project will be financed from a combination of public and private sources, including apportionment of sales and use tax increments, hotel tax increments, and other incremental revenues generated within or sourced to the Increment District established in connection with the Project. It will require a combination of public and private actions for implementation.

3.2. RELATIONSHIP OF THE AUTHORITY, CITY, AND DEVELOPER.

A. The undertaking of this Project is a complex process which will require the mutual agreement of the Authority, the City, and the Developer and their timely actions on matters appropriate or necessary to Project implementation. Each of the parties hereto shall use commercially reasonable efforts in good faith to perform and to assist the other parties in performing their respective obligations under this Agreement, including specifically the performance of obligations hereinafter set forth in Article IV and Article V.

B. The parties understand, acknowledge and agree that the Authority and/or the City shall be solely responsible for constructing and completing or, causing the construction and completion of, the Project Site Improvements. Accordingly, and notwithstanding anything to the contrary in this Agreement, nothing herein shall be deemed to impose any obligations on the Developer for the construction or completion of the Project Site Improvements or for any activities or obligations related to such construction or reasonably expected to be within the control of the Authority or the City.

3.3. OTHER GOVERNMENTAL APPROVALS. The implementation of this Project will require approvals by other governmental entities and the City in accordance with applicable laws, ordinances, and regulations. The Authority and the City will in good faith use their best efforts to obtain and expedite the necessary approvals for undertaking and implementing the Project Site Improvements and, to the extent applicable, the construction of the Project, to the extent the Authority or the City has the authority to grant approval. The Authority and the City, with the commercially reasonable cooperation of the Developer, shall be responsible for assisting the Developer in complying with applicable requirements, filing appropriate applications, and taking other steps necessary or desirable to expedite and obtain the approvals necessary for undertaking and implementing the Project Site Improvements and, to the extent applicable, the construction of the Project; provided, that any normal and customary expenses related to said approvals shall be the responsibility of the Developer. The Authority agrees that the City Manager’s approval of the Construction Plans shall also constitute the Authority’s approval thereof.

ARTICLE IV. COVENANTS AND OBLIGATIONS OF
THE AUTHORITY AND CITY

4.1. PROJECT SITE.

A. The Authority shall acquire the Project Site.

B. The City will accept Developer’s submission of a PUD covering the Sunset Amphitheater. Said PUD shall be developed in coordination with the Developer’s proposed site plan for the Project, as set forth in Section 2.1(C) herein.

C. The Authority agrees to sell to the Developer approximately thirteen (13) acres within the Project Site for the price of $38,462.00 per acre. In the event that the Developer determines during the process of planning the project that additional land is needed, the Authority will sell up to seven (7) additional acres (for a total of twenty (20) acres) to the Developer at the price of $38,462.00 per acre.

D. The Authority and the City agree to undertake all necessary steps to obtain appropriate zoning and land use approvals for the Project Site Improvements.

E. The Authority agrees to cause the completion of the Project Site Improvements, as described herein. The parties understand. acknowledge and agree that the Authority shall be solely responsible for constructing and completing or causing the construction or completion of the Project Site Improvements.

F. The Authority shall cause to be available a minimum 3,360 parking spaces for use by the Developer. The Authority shall cause to be constructed 2,360 parking spaces, to be located within the Project Site, or within the Events Park, said location to be determined at the discretion of the Authority. The Authority shall lease an additional 1,000 parking spaces from Northeastern State University — Broken Arrow Campus pursuant to an agreement that shall provide renewal terms sufficient to provide adequate notice of non-renewal such that the Authority can construct additional surface parking spaces to provide the minimum requirement at all times in which events are being conducted at the Sunset Amphitheater provided, however, that the Authority may provide temporary parking for a period of up to twelve (12) consecutive months in lieu of permanent parking while permanent parking is being constructed to replace the parking spaces being leased from Northeastern State University — Broken Arrow. The Authority and/or the City may enter into one or more Parking Space Use Agreement(s) with the Developer and/or its contract vendors.

4.2. COLLECTION OF APPORTIONED TAX INCREMENTS. The Authority and or the City shall promptly collect the Tax Increment as generated pursuant to the TIF Ordinance and the Project Plan, and shall maintain such funds in the Apportionment Fund for the purposes set forth in the TIF Ordinance and the Project Plan.

4.3. ISSUANCE OF TAX APPORTIONMENT BONDS AND USE OF PROCEEDS.

A. The Authority may issue its bonds and/or notes (collectively, the “TIF Bonds”) for payment of the costs of the Project Site Improvements. The TIF Bonds may be issued pursuant to and in the form provided in the Indenture. At the sole discretion of the Authority and the City, the TIF Bonds may be issued with or without regard to applicable requirements for tax exempt status under the United States Internal Revenue Code. Notwithstanding the foregoing, the Authority may issue additional bonds from time to time for the purposes set forth in the Project Plan as authorized under the Indenture, and subject to the requirements for approvals set forth therein.

B. The Authority hereby agrees to utilize proceeds of the TIF Bonds, along with other available funds, to pay for the costs of the Project Site Improvements. Other proceeds of the TIF Bonds may be utilized to pay authorized project costs as described in the Project Plan, along with the payment of capitalized interest and costs of issuance associated with the TIF Bonds.

C. The Authority and the City agree to utilize the Tax Increment revenues generated within or sourced to the Increment District for the payment of the TIF Bonds, all as may be more fully set forth in the Indenture, the TIF Ordinance, and the Project Plan, and as may be limited thereby. As utilized in this Agreement, the phrase “generated within or sourced to the Increment

District” contemplates all sales and use tax revenues of the City on materials and equipment that will be utilized as part of the Project, even if said materials and equipment are temporarily stored by the Developer at locations outside the Increment District prior to installation.

4.4. PLEDGE OF APPORTIONED TAX INCREMENTS. The Authority shall pledge, and agrees to take any other actions as shall be necessary to confirm or perfect such pledge, in each case in accordance with the Indenture, one-hundred percent (100%) of the apportioned Tax Increment pertaining to the Increment District, at such times and in such amounts as the Tax Increment may be received, to the payment of debt service on obligations issued pursuant to Section 4.3 herein. Tax Increment revenues in excess of that needed for annual debt service requirements shall be applied as set forth in the Indenture and Project Plan.

4.5. TERM OF DISTRICT. The Authority and the City agree not to take or omit to take any action that would in any way contribute to or cause the elimination of any portion of the area or duration of the Increment District or that would in any way reduce or otherwise jeopardize the Tax Increment to be apportioned to the Increment District; provided however, this provision shall not be construed to prohibit the City, from time to time in the normal course of its legislative powers, from proposing changes in taxing measures that may impact the applicable levies and resulting Tax Increment.

4.6. OTHER ACTIONS. The City and the Authority agree to take such other reasonable actions as may be appropriate or desirable to support the implementation of the Project including, by way of example, assistance in qualifying for tax incentives and exemptions, and other appropriate assistance to facilitate the Project.

ARTICLE V. COVENANTS AND OBLIGATIONS OF THE DEVELOPER

5.1. DEVELOPMENT OF THE PROJECT. In accordance with the provisions of this Agreement, the Developer shall, at its sole cost, develop and construct the Sunset Amphitheater facilities on property acquired from the Authority within the Project Site, with a minimum capital investment of $70 million. Beginning on the 36O day after the full completion of the Project, the Developer shall operate or cause to be operated the Sunset Amphitheater facilities with a minimum of forty-five (45) scheduled events each calendar year; provided, that nothing in this sentence shall require or be construed to require the Developer to waive rights that are, or accept agreements or provisions that are not, customary or commercially reasonable in connection with the development, construction, and operation of the Project. The Developer shall provide to the City periodic updates to the Site Plan and Design Documents for the development of the Project, which said documents shall be consistent in all respects with any applicable provisions of the City’s Zoning Ordinances and Building and Land Subdivision Codes, and the Engineering Design Criteria Manual. The Site Plan shall consist of conceptual drawings depicting the preliminary scale, placements, and design of the Project. The Design Documents shall consist of drawings and other documents to fix and describe the size and character of the Project as to structural, mechanical, and electrical systems, materials, components, and other such essentials as the City may reasonably request to review and approve the nature, quality, and appearance of the Project. The Developer shall construct and maintain the Project in accordance with standards applicable to a first class entertainment venue. The parties understand, acknowledge and agree that the Developer shall be solely responsible for constructing and completing or causing the construction or completion of any and all improvements to the Project Site, except as specifically provided herein.

5.2. DEVELOPMENT TIMELINE AND OBLIGATIONS OF THE DEVELOPER. The Developer agrees to complete construction of the Project by December 31, 2025. The Developer’s obligation to honor such completion date is specifically conditioned upon timely completion by the City and the Authority of all of their respective obligations hereunder and subject to any delays in full completion of any of the conditions precedent set forth in Articles II and III above, any delays in completion of the Project Site Improvements, or anything beyond the reasonable control of the Developer including but not limited to acts of God, tornado or severe weather event, flood, strikes, shortages of materials or pandemic.

5.3. TAX PAYMENTS. The Developer agrees and understands that the payment of the TIF Bonds that provide the funds for the Project Site Improvements is directly dependent upon the Developer’s success with respect to the Project in a manner that will generate sufficient Tax Increment revenue to pay the TIF Bonds. The Developer agrees to remit all ad valorem taxes and sales taxes for which it is legally obligated to remit in a timely manner; the Developer will also use its commercially reasonable efforts to require its contract vendors to do the same. All payments of ad valorem taxes shall be made to the Wagoner County Treasurer at the times and in the amounts ordinarily required by law. All payments of sales taxes shall be made to the Oklahoma Tax Commission at the times and in the amounts ordinarily required by law. The Developer shall cause, and shall require all contractors to cause, all construction purchases to be delivered to the Project Site and use the appropriate Broken Arrow street address for such purchases and deliveries.

5.4. SPECIAL ASSESSMENT REVENUE. The Developer shall charge, and shall cause its contract vendors to charge, an additional one percent (1.0%) special assessment on all taxable sales directly associated with the Sunset Amphitheater venue (the “Special Assessment”). This Special Assessment is contemplated to be applicable to all taxable transactions, including ticket sales, concessions, and merchandise sales by the Developer, venue operator or any promoter. The Developer will use commercially reasonable efforts to require all contracted vendors to obtain the required sales tax permit(s) with the City and/or the State of Oklahoma. The Developer, or the respective contract vendors, shall collect the Special Assessment at the point of sale, and shall remit amounts directly to the City on a monthly basis, in the same manner as sales tax collections are to be remitted to the Oklahoma Tax Commission. The Special Assessment is contemplated to constitute a portion of the Tax Increment revenue and pledged to the repayment of the TIF Bonds.

5.5. REPORTING. The Developer shall provide monthly consolidated reports listing taxable transactions, including ticket sales, concessions, and merchandise sales, completed by the Developer and/or its contract vendors, for the purpose of assisting the City in validating sales and use tax increment revenues and Special Assessment revenues. Such reports shall be made as long as the Increment District created pursuant to the Local Development Act remains in effect.

5.6 PUBLIC SAFETY DESIGN AND OPERATION REQUIREMENTS. The Project shall be designed to and comply with the International Fire/Building codes and appendices, ordinances, and engineering and design criteria and construction standards adopted by the City at the time of submittal. If the plan review/approval process becomes dormant for more than 365 days and the City adopts a newer version of the International Fire or Budding codes, City Ordinance, or criteria and standards the new version shall be followed.

Additional requirements to be provided by the Developer and maintained by the operator of the venue shall be the following:

A. General venue security shall be handled by private security at cost to the venue operator. The venue operator shall provide advance notice of all events (not less than 14 days), including anticipated attendance levels and any unique considerations, so that Broken Arrow public safety officials may account for an appropriate presence.

B. It shall be the responsibility of the venue operator to cancel events or activities and evacuate attendees in a timely manner in the event of any inclement weather, dangerous circumstances, threats, or any other occurrence that may threaten the health and safety of attendees. The City and the Authority shall assume no responsibility or liability of the venue operator’s decision nor their failure to cancel an event facing dangerous circumstances.

C. An onsite climate controlled public safety incident command post at least 20’ x 30’ to accommodate management of emergency incidents occurring at the venue shall be required. The public safety incident command post shall be equipped with emergency backup electricity, phones, high-speed internet access, and radio communications equipment designated by the City. Additional secure space shall be provided to serve as a designated police substation serving as an on-site office location to house public safety personnel during events, and to serve as a staging/detention area for any individuals in police custody.

D. An onsite dedicated 20’ x 30’ climate controlled first aid station shall be provided and equipped with medical equipment necessary to triage and treat no less than 10 patients. Fire department vehicle access should be no greater than 100’ from the first aid station and it should be navigable with a standard medical gurney.

E. A horizontal fire department standpipe system shall be installed so that 2%” fire department connections can be made no greater than 300’ from any location in the venue. The fire department standpipe system shall be capable of pressurization by fire apparatus from a riser no greater than 100’ from an accessible fire lane and fire hydrant.

F. All fire pits shall have an individual emergency shut-off and a master gas shutoff for the entire venue should also be readily accessible to emergency personnel.

G. All events shall be required to comply with the adopted International Fire Code for the use of pyrotechnics, fireworks, or any other explosive or theatric device.

H. At its own expense, the venue operator shall provide onsite Advanced Life Support Emergency Medical Care (EMS) that complies with the following requirements. The City of Broken Arrow Fire Department shall have first right of refusal to provide the EMS for the venue but may defer to another approved entity determined by the City. If the City of Broken Arrow Fire Department provides EMS staffing, the City’s Manual of Fees shall establish costs associated with EMS staffing. Failure of the venue operator to comply with the EMS requirements may result in a fine not to exceed $5,000 for each deficiency.

1.	An Advanced Life Support (ALS) Unit shall be defined as a minimum of one (1) Oklahoma State licensed Paramedic and at least one (1) Oklahoma State licensed Emergency Medical Technician and both must also have clinical privileges from a state licensed medical doctor. Both medical personnel shall be properly trained and equipped with necessary medical supplies and equipment to deliver ALS care until the patient can be transported by ambulance.

2.	One ALS Unit (at least one Paramedic and one EMT as described above) shall be required to staff the first aid station at every event that exceeds 500 attendees.

3.	One additional ALS Unit (at least one Paramedic and one EMT as described above) shall be required to patrol the venue space at every event that exceeds 1,000 attendees.

4.	An additional ALS Unit (at least one Paramedic and one EMT as described above) shall be added for every additional 2,000 attendees. See graph below for clarification.

5.	Events that exceed 5,000 attendees shall require the presence of at least one Public Safety supervisory person to assume the role of Incident Commander for the venue. The Public Safety Supervisor shall have direct radio communications with onsite emergency personnel and incoming responding units as well as the City of Broken Arrow 911 dispatch center.

Attendees	First Aid Station ALS Unit(s)	Rotating ALS Unit(s)	Incident Command	Total Personnel
500	1	0	0	2
1000	1	1	0	4
3000	1	2	0	6
5000	1	3	1	9
7000	1	4	1	11
9000	1	5	1	13
11000	1	6	1	15

6.	Independent cooling stations (not the Public Safety Command post or the First Aid Station) with at least shade and cooling fans shall be provided to accommodate 0.5% of all attendees during events when there is a heat index of 85° or greater.

7.	Attendee numbers will be based on actual tickets sold and assuming maximum occupancy for all suites or actual attendees whichever is greater.

8.	ALS Units shall be required to be on premises and operational beginning when attendees are allowed to enter the venue and until one-hour after the conclusion of the event.

I. The City of Broken Arrow Fire Chief, Police Chief, or Emergency Manager may require additional personnel or emergency equipment based on the forecasted weather or type, duration, and activities at the event. This may include fire suppression units, law enforcement, or other personnel.

5.7. TRAFFIC CONTROL AND PARKING DESIGN AND OPERATION REQUIREMENTS. It is contemplated that the Developer, or a contract vendor, will operate the parking facilities serving the Project during scheduled events. The City or the Authority may enter into one or more Parking Space Use Agreement(s) with the Developer and/or its contract vendors, which shall provide for the following consideration:

A. The Developer, or a contract vendor, shall provide personnel to handle all traffic control on City streets. The City shall adopt appropriate amendments to city ordinance to give event staff the authority to conduct traffic control.

B. Portable message boards shall be placed roadside around the Events Park to communicate public service announcements related to events and parking.

C. Parking plans shall provide for secured designated public safety parking.

D. The Developer, or a contract vendor, shall be responsible for picking up all litter, emptying trash receptacles, and removal of all trash from the venue grounds and all parking areas.

E. The Developer, or a contract vendor, shall be responsible for mowing, edging, and maintaining the landscaping on the venue grounds and parking areas.

F. Parking revenue shall be collected by the Developer or its contract vendor. The City shall receive $5 per car for each event. Said amount shall be remitted to the City by the vendor within 14 days of each event. The Parking revenues payable to the City is not contemplated to be part of the Increment Revenue, and shall be available to the City to use for any lawful purpose.

G. At all times other than scheduled events including an appropriate amount of time before and after scheduled events as determined by the Developer, the City may, at its sole discretion, direct that all or a portion of the parking area be available to the general public at no cost, or at such cost as may be determined by the City.

5.8 PERFORMANCE AND TERMINATION; OTHER REPRESENTATIONS. The Developer shall meet all of the following commitments, or will be subject to liquidated damages in accordance with this Agreement. The commitments are as follows:

A. 13+ Acre Tract. In consideration for conveyance of the 13 acre tract of real property from the Authority to the Developer, the Developer agrees to timely complete the Project as set forth in Section 5.2. In the event that the Developer has not completed construction of the Project prior to December 31, 2025, the Developer will pay to the Authority the sum of TEN THOUSAND AND NO/100 DOLLARS ($10,000.00) per month for each month in which the Developer has not completed the Project by the first day of said month. The Developer’s obligation to honor such completion date is specifically conditioned upon timely completion by the City and the Authority of all of their respective obligations hereunder and subject to any delays in full completion of any of the conditions precedent set forth in Articles 11 and II above, any delays in completion of the Project Site Improvements, or anything beyond the reasonable control of the Developer including but not limited to acts of God, tornado or severe weather event, flood, strikes, shortages of materials or pandemic. The rights, duties and obligations set forth in this Section 5.8A shall terminate and be of no effect upon the twenty-fifth (25th) anniversary of the date of completion of the Project by the Developer.

B. Performance and Termination. In the event the Developer fails to meet the Developer’s obligations outlined in Section 5.1, the Authority shall provide notice to the Developer of such breach and the Developer shall have one (1) year from the date of the Developer’s receipt of such notice to cure such breach. In the event that the Developer fails to cure such failure to meet its obligations in Section 5.1 within such time period, the Developer will pay to the Authority the sum of TEN THOUSAND AND NO/100 DOLLARS ($10,000.00) per month for each month in which the Developer has not completed the Project by the first day of said month. The Developer’s timely performance of its obligations set forth in Section 5.1 is conditioned upon timely completion by the City and the Authority of all of their respective obligations hereunder and subject to any delays in full completion of any of the conditions precedent set forth in Article II above, any delays in completion of the Project Site Improvements. or anything beyond the reasonable control of the Developer including but not limited to acts of God, tornado or severe weather event, flood, strikes, shortages of materials or pandemic. The rights, duties and obligations set forth in this Section 5.8B shall terminate and be of no effect upon the twenty-fifth (25th) anniversary of the date of completion of the Project by the Developer.

C. The parties acknowledge that time is of the essence for purposes of this Agreement.

D. The Developer will use reasonable efforts to use qualified City labor and suppliers under this Agreement, provided however, the Developer may in its sole discretion select suppliers and contractors based on program needs, criteria, and standards.

E. By execution of this Agreement, the Developer certifies that it is a company in good standing under the laws of the State in which it was formed or organized, and has provided the Authority sufficient evidence of such. In addition, the Developer certifies that it owes no delinquent taxes to any taxing unit of this City or County at the time of execution of this Agreement.

F. The Developer will furnish to the Authority and City timely updates throughout the term of the Agreement or as requested by the Authority or City, regarding the general project status, market and general summary financial updates regarding the Developer related to the Sunset Amphitheater contained herein.

G. The parties’ or their representatives will meet as needed to implement the terms of this Agreement and will make a good faith attempt to informally resolve any disputes or issues related to this venture.

H. The Developer agrees not to seek any incentives for the Project pursuant to the Oklahoma Tourism Development Act, Title 68, Oklahoma Statutes Section 2391 et seq.

5.9. ECONOMIC DEVELOPMENT BENEFIT TO BROKEN ARROW. The completion and operation of the Project is expected to provide a significant attraction that can be leveraged to enhance economic development and recruitment efforts within the City. Therefore, the Developer hereby agrees to provide the following benefits for the promotion of Broken Arrow:

A. The Developer shall consistently promote the Project and its scheduled events in a manner that clearly indicates the Sunset Amphitheater is located in Broken Arrow.

B. The Developer shall provide the Authority with 400 suite tickets annually for use at the Authority’s discretion to promote Broken Arrow. Tickets must be requested not less than 30 days in advance of a scheduled event, and shall not exceed 16 tickets per show.

5.10. OTHER ACTIONS. The Developer agrees to take such other commercially reasonable actions as may be reasonably necessary or appropriate, and to the extent it is able, to support the implementation of the Project including, by way of example, famishing information reasonably requested by the Authority or the City for reporting purposes under the Local Development Act, preparation and execution of supporting Project documentation, cooperation in construction activities, preparation of Project activities reports, and assistance in other matters that may be of benefit to the Project; provided, that nothing in this Section 5.10 shall obligate or be deemed to obligate the Developer to (i) incur, expend or enter into any cost, expense, liability or obligation, (ii) disclose any confidential information, information of third parties or information to which it does not have ready access, or (iii) undertake any action for which the Authority and/or the City are responsible for undertaking.

ARTICLE VI. CONSTRUCTION PROVISIONS

6.1. COMPETITIVE BIDDING ACT. To the extent required by law, any and all public construction contracts, or portions thereof, made by the Authority or the City pursuant to Section 4.1 of this Agreement, shall be made in compliance with the Oklahoma Public Competitive Bidding Act of 1974, Title 61, Oklahoma Statutes, Section 101, et seq., as amended (the “Bidding Act”). The Developer agrees the City and the Authority shall have the exclusive right to make determinations pursuant to the Bidding Act.

6.2. CONSTRUCTION PLANS AND CONTRACTS. The Authority and the City shall use their respective best efforts to obtain whatever assistance and approvals may be required from third parties in order to facilitate construction of the Project Site Improvements.

6.3. [Left Blank Intentionally]

6.4. PERFORMANCE AND COMPLETION BONDS. Any and all contracts, or portions thereof, made by the Authority or the City pursuant to Section 4.1 of this Agreement shall, to the extent applicable, comply with the bonding requirements of the Bidding Act.

6.5. INDEMNIFICATION.

A. The Developer shall indemnify and hold harmless the Authority and the City for any liability for breach of the Developer’s obligations under this Agreement, in each case subject to Section 7.18; provided, that the Developer shall have no obligation to indemnify the Authority or the City for any such injury or damages to the extent arising out of or from (i) any breach of this Agreement by the City or the Authority, (ii) any matter for which the Authority or the City are responsible or liable pursuant to any other contract with the Developer or any third party, (iii) any matter for which any other Person or entity is liable to the Authority or the City, or (iv) any matter caused by willful misconduct or gross negligence of the City or the Authority. The Developer shall have the right to control the defense of any third-party claims for which the Authority or the City seek indemnification hereunder. The Authority or the City shall promptly notify the Developer in writing of any claim subject to this Section 6.5, but in any event shall provide such notification within thirty (30) days of receipt of any such claim in writing.

B. To the fullest extent allowable by law, the Authority and the City shall be liable for and shall indemnify and hold harmless the Developer for (i) any liability to third parties for personal injury or property damage for construction and operation activities of the Authority or the City arising out of or related to this Agreement, the subject matter thereof and/or (ii) breach of the Authority’s or the City’s obligations stated herein, to the extent not caused by willful misconduct or gross negligence of the Developer, provided that, said indemnification, if lawful, is not intended to be a waiver of tort claims liability limits, and any claims against the Authority and the City shall be limited to the amounts specified in the Governmental Tort Claims Act, Title 51, Oklahoma Statutes, Section 151, et seq., as amended.

6.6. CHANGE IN SITE PLAN OR DESIGN DOCUMENTS. If the Developer desires to make any material change to the Site Plan or Design Documents, the Developer shall submit the proposed change to the City for approval. The City may approve the proposed change and notify the Developer in writing of its approval. Such change to the Site Plan or Design Documents shall, in any event, be deemed approved by the City unless rejection thereof, in whole or in part, by written notice thereof by the City to the Developer, setting forth in detail the reasons therefor, is delivered to the Developer within fifteen (15) days after the date of the City’s receipt of such proposed change. The City shall have full discretion to approve, disapprove, or request modification of the Site Plan or the Design Documents to assure desired standards of quality and appearance.

6.7. CERTIFICATE OF COMPLETION. Promptly after construction of the Project, and upon request of the Developer, the City shall furnish the Developer with an appropriate instrument certifying satisfactory completion of such building site.

(a) City to Withhold Certificates of Occupancy. It is the intent of the parties that the Project Architect’s inspections serve as the primary evidence of satisfactory completion of the Project. However, the City building inspection department shall retain its statutory obligation of building inspections required during the construction process.

(b) Effect of Certificates of Completion. The Certificates of Completion issued by the City shall serve as a conclusive determination of satisfaction and termination of those agreements, covenants, and conditions made by the Developer to complete the Development in accordance with this Agreement. The Certificates of Completion may be filed among the public land records in the Office of the Wagoner County Clerk.

(e) Form of Certificates. The certification provided for in this Section shall be delivered to the Developer in a suitable form that will enable it to be recorded in the proper office for the recording of deeds and other legal instruments pertaining to the Property.

(d) City’s Failure to Provide Certificates of Completion. If the City declines or fails to provide Certificates of Completion in accordance with the provisions of this Section, the City shall, no later than three (3) days after receiving a written request from the Developer, provide a written explanation of the cause for the denial of a Certificate of Completion. The explanation shall detail the specific failure(s) or default(s) of the Developer to complete the Development in accordance with building code and the necessary acts to be performed by the Developer in order to obtain a Certificate of Completion. If the City fails to respond to the Developer’s written request within five (5) days after receipt of such written request, then the City shall be deemed to have issued the necessary Certificates of Completion.

ARTICLE VII. GENERAL PROVISIONS

7.1. NONDISCRIMINATION. The Developer agrees, in its capacity as the developer of the Project, not to discriminate on the basis of race, color, religion, gender, or national origin in the use or occupancy of any of the buildings and facilities constructed on the Project Site, in violation of any applicable law or regulation.

7.2. MUTUAL RIGHTS OF ACCESS.

A. Authority and City Access to Project Site. Prior to the delivery of premises to businesses that will occupy and operate from the Project, the Developer shall permit representatives of the Authority and the City and the Authority and the City shall permit representatives of the Developer to have reasonable access to the Project Site, at all reasonable times, for the purposes of this Agreement, including, but not limited to, construction by the Authority and the City, as the case may be, and inspection of all work being performed in connection with construction. No such access shall interfere with the use or occupancy of the businesses occupying and operating from the Project.

B. No Charge. No compensation shall be payable nor shall any charge be made in any form by any party for the access provided in this Section,

7.3. [Left Blank Intentionally]

7.4. CONFLICT OF INTEREST; AUTHORITY’S AND CITY’S REPRESENTATIVES NOT INDIVIDUALLY LIABLE. No official or employee of the Authority or the City shall have any personal interest in this Agreement, nor shall the City or the Authority permit any such person voluntarily to acquire any ownership interest, direct or indirect, in the legal entities which arc parties to this Agreement. No official or employee of the Authority or the City shall be personally liable to the Developer or any successor in interest, in the event of any default or breach by the Authority or the City of this Agreement or for any amount which becomes due to the Developer or its successors under this Agreement.

7.5. DEVELOPER’S OWNERS AND REPRESENTATIVES NOT INDIVIDUALLY LIABLE. No shareholder, member, partner, manager, officer, director, advisory board member, unit holder or employee of the Developer shall be personally liable to the Authority or the City or any successor in interest, in the event of any default or breach by the Developer of this Agreement or for any amount which becomes due to the Authority the City or their successors under this Agreement.

7.6. APPLICABLE LAW, SEVERABILITY AND ENTIRE AGREEMENT. This Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma governing agreements made and fully performed in Oklahoma. If any provisions of this Agreement or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, then the remainder of this Agreement or surviving portion(s) of such provision, and each other provision of this Agreement, shall be valid and enforceable to the fullest extent permitted by law. This Agreement sets forth the entire understanding between the Authority, the City, and the Developer with respect to the subject matters of this Agreement, there being no terms, conditions, warranties or representations with respect to the subject matter other than as contained herein.

7.7. THIRD PARTIES. Except as expressly provided otherwise in this Agreement, the provisions of this Agreement are for the exclusive benefit of the parties hereto and not for the benefit of any other persons, as third-party beneficiaries or otherwise, and this Agreement shall not be deemed to have conferred any rights express or implied, upon any other person.

7.8. NO PARTNERSHIP OR JOINT VENTURE CREATED. This Agreement specifically does not create any partnership or joint venture between or among the Authority, the City and the Developer, or render any of them liable for any of the debts or obligations of any or the others.

7.9. TIME IS OF THE ESSENCE. The Authority, the City and the Developer understand and agree that time is of the essence with regard to all the terms and provisions of this Agreement.

7.10. REPRESENTATIONS AND WARRANTIES; FORMALITIES AND AUTHORITY. Each party represents and warrants to the other parties that, as of the date hereof and at all times during the term of this Agreement:

A. Such party validly exists and has all necessary power and authority to execute, deliver and perform its obligations under the Agreement and to carry out the transactions contemplated hereby and thereby.

B. The execution and delivery by such party of the Agreement, and, except as expressly set forth in Section 2.1 herein, the performance by such party of the obligations undertaken pursuant to the Agreement, have been duly authorized by all necessary proceedings with respect to such party, and no other proceedings with respect to such party are necessary to authorize the Agreement and the transactions contemplated hereby and thereby.

C. The Agreement has been duty executed and delivered by each party and, assuming due authorization, execution and delivery thereof by the other parties thereto, constitutes a valid and binding obligation of such party, enforceable against such party in accordance with its terms, subject to applicable bankruptcy, insolvency and similar taws affecting creditors’ rights generally and to general principles of equity.

D. The performance by each party of its obligations under the Agreement and the transactions contemplated thereby do not: (i) violate, conflict with or constitute a default (with or without the giving of notice, lapse of time or both) under, accelerate any obligations under, terminate or give rise to a right of termination of, any contract or agreement to which such party is a party or by which any property or asset of such party is bound; (ii) violate, conflict with or constitute a default (with or without the giving of notice, lapse of time or both) under the constitutive documents of such party; (iii) cause the creation of any lien or encumbrance upon any of the properties or assets of such party; (iv) violate, conflict with or constitute a default (with or without the giving of notice, lapse of time or both) under any provision of applicable law with respect to such party; (v) require such party to make or provide any notice to, declaration or filing with, or obtain any consent, authorization, permit or approval from, any governmental entity or other person or legal entity or (vi) give any governmental entity the right to revoke, withdraw, suspend, cancel, terminate or modify any permit, license or approval held by such party.

E. There is no proceeding, claim or litigation pending or, to the knowledge of such party, threatened, against such party with respect to the transactions contemplated by the Agreement.

7.11. NOTICES AND DEMANDS. Any notice, demand, or other communication under this Agreement shall be sufficiently given or delivered when it is deposited in the United States mail, registered or certified mail, postage prepaid, return receipt requested, or delivered personally to:

A.	In the Case of the Developer:

Notes Live, Inc.

Attn: Heather Atkinson

1755 Telstar Drive #501

Colorado Springs, CO 80920

B.	In the case of Authority:

Broken Arrow Economic Development Authority

Attn: City Manager

P. O. Box 610

220 South First

Broken Arrow, OK 74012

C.	In the case of the City:

City of Broken Arrow, Oklahoma

Attn: City Manager

P. O. Box 610

220 South First

Broken Arrow, OK 74012

or to such other address, within the United States, with respect to a party as that party may from time to time designate in writing and forward to the others as provided in this Section. A copy of any notice, demand or other communication: under this Agreement given by a party under this Agreement to any other party under this Section shall be given to each other party to this Agreement.

7.12. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the Authority, the City and the Developer and their respective legal representatives, successors and assigns.

7.13. MODIFICATIONS. This Agreement cannot be changed orally, and no agreement shall be effective to waive, change, modify or discharge it in whole or in part unless such agreement is in writing and is signed by the party or parties against whom enforcement of any waiver, change, modification or discharge is sought.

7.14. UNAVOIDABLE DELAYS. The time for performance of any term, covenant, condition, or provision of this Agreement shall be extended by any period of unavoidable delays. In this Agreement, “unavoidable delays” means beyond the reasonable control of the party obligated to perform the applicable term, covenant, condition or provision under this Agreement and shall include, without limiting the generality of the foregoing, delays attributable to acts of God, any other party to this Agreement, strikes, labor disputes, governmental restrictions, delays in any governmental permitting process that are outside of the Developer’s control, court injunctions, riot, civil commotion, acts of public enemy and casualty, but shall not include delays attributable to financial difficulties of such party unless caused by the act or omission of another party hereto. In the event of an unavoidable delay the affected party shall promptly notify the other parties in writing and use its reasonable efforts to mitigate and resolve the unavoidable delay as promptly as possible (keeping the other parties informed of the efforts being made to mitigate and resolve the unavoidable delay). Provided however, it is understood and agreed by the parties that under no circumstances shall an unavoidable delay operate to extend the duration of the Increment District or in any way alter the provisions of the TIF Ordinance.

7.15. FURTHER ASSURANCES. Each party agrees that it will, without further consideration, execute and deliver such other documents and take such other action, whether prior or subsequent to closing, as may be reasonably requested by the other party to consummate more effectively the purposes or subject matter of this Agreement.

7.16. ATTORNEYS’ FEES. In the event of any controversy, claim or dispute between the Authority, the City and the Developer affecting or relating to the subject matter or performance of this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party all of its reasonable expenses, including reasonable attorneys’ fees.

7.17. COUNTERPARTS; HEADINGS.

A. This Agreement may be executed in several counterparts, and all such executed counterparts shall constitute the same agreement. It shall be necessary to account for only one such counterpart in proving this Agreement.

B. The headings set forth in this Agreement are for convenience and reference only, and in no way define or limit the scope or content of this Agreement or in any way affect its provisions.

7.18. LIMITED LIABILITY. Except as provided in and subject to Section 6.5B, above, the liability of the Authority and the City to the Developer arising by virtue of this Agreement shall be limited to the payment of costs for the Project Site Improvements. Except as provided in and subject to Section 6.5B, above, the said liability of the Authority as to the Project Site Improvements shall be further limited to and payable solely from the proceeds of the TIF Bonds, and resort shall not be had to the Authority or the City for any additional amounts.

7.19. ASSIGNMENT. This Agreement and the rights and obligations of the Developer may be assigned or transferred upon written approval of the other parties hereto, which approval shall not be unreasonably withheld, conditioned or delayed. This Agreement will apply to, be binding in all respects upon and inure to the benefit of the permitted assigns of the parties. Developer may assign its right in and to this Agreement to Developer’s primary lender for collateral purposes.

7.20. NO USE OF NAMES. Neither the entry into or consummation of this Agreement, or the transactions contemplated hereby, shall give the City or the Authority, any right to use any name, trademark, servicemark, logo or other intellectual property of the Developer or its affiliates.

7.21. EXHIBITS AND SCHEDULES. The following schedules or exhibits attached hereto shall be deemed to be an integral part of this Agreement:

A. Exhibit A — Project Site Development Plan;

B. Exhibit B — Legal descriptions of Project Site tract

7.22. CONSTRUCTION OF THIS AGREEMENT. The Authority, the City and the Developer acknowledge that they and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

7.23. SURVIVAL. The representations, warranties, covenants and undertakings of the parties set forth in this Agreement shall survive the execution and delivery of this Agreement, and continue in full force until this Agreement has been fully performed in accordance with its terms.

7.24. JURISDICTION AND VENUE. This Agreement shall be interpreted under the laws of the State of Oklahoma. That any lawsuit or challenge to this Agreement shall be commenced and maintained in the District Court of Wagoner County, State of Oklahoma,

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Developer, the City and the Authority have caused this Agreement to be duly executed and delivered as of the date first above written.

10/3/23

		By:	/s/ JW Roth
		Name:	JW Roth
		Title:	Chairman and CEO, Notes Live

STATE OF COLORADO	)
)SS
COUNTY OF EL PASO	)

BEFORE ME, the undersigned, a Notary Public in and for said State on the 3rd day of October, 2023, personally appeared to me known to be a Managing Member of Sunset at Broken Arrow, LLC, an Colorado limited liability company, on behalf of said company.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed by notarial seal the day and year first above written.

Kristin Olson
Notary Public
State of Colorado
Notary ID 20234023023
(SEAL)	MY COMMISSION EXPIRES JUNE 20, 2027
Notary Public

My commission expires 6/20/27.

My commission number 20234023023.

BROKEN ARROW ECONOMIC DEVELOPMENT AUTHORITY

(SEAL)		By:	/s/ Debra Wimpee
		Name:	Debra Wimpee
ATTEST:		Title:	Chairman

By:	/s/ Curtis Green
Name:	Curtis Green
Title:	Secretary

STATE OF OKLAHOMA	)
)SS
COUNTY OF TULSA	)

The foregoing instrument was acknowledged before me this 3rd day of October, 2023, by Debra Wimpee, Chairman of the Broken Arrow Economic Development Authority, a public trust, on behalf of the trust.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my notarial seal the day and year first above written.

(SEAL)	/s/ Nathan D. Ellis
Notary Public

My commission expires 08/26/2024.

My commission number 04007771.

CITY OF BROKEN ARROW, OKLAHOMA

(SEAL)		By:	/s/ Debra Wimpee
		Name:	Debra Wimpee
ATTEST:		Title:	Mayor

By:	/s/ Curtis Green
Name:	Curtis Green
Title:	Secretary

STATE OF OKLAHOMA	)
)SS
COUNTY OF TULSA	)

The foregoing instrument was acknowledged before me this 3rd day of October, 2023, by Debra Wimpee, Mayor of the City of Broken Arrow, Oklahoma, a municipality, on behalf of the City.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my notarial seal the day and year first above written.

(SEAL)	/s/ Nathan D. Ellis
Notary Public

My commission expires 08/26/2024.

My commission number 04007771.

EXHIBIT A

PRELIMINARY SITE DEVELOPMENT PLAN*

SUNSET AMPHITHEATER

*	Preliminary Layout subject to change.

EXHIBIT B

PROJECT SITE

Account 730005739:

20-18-15 TH PT NW NW LYING S OF MKT RY CONST 17.30AC BK574 PG179, LESS 6.61 AC TO TURNPIKE BK1153/131

Account 730006906:

20-18-15 SW NW LESS 9.07 AC TO TURNPIKE BK1154/572